FORM 18-K/A

For Foreign Governments and Political Subdivisions Thereof

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.

AMENDMENT NO. 1 to

ANNUAL REPORT
of
PROVINCE OF SASKATCHEWAN
CANADA
(Name of Registrant)

Date of end of last fiscal year: March 31, 2012

SECURITIES REGISTERED*
(As of close of fiscal year)

Title of issue	Amounts as to which registration is effective	Names of exchanges on which registered
N/A	N/A	N/A

*The Registrant is filing this annual report on a voluntary basis.
Names and addresses of persons authorized to receive notices and communications from the Securities and Exchange Commission:

JOHN PRATO
Canadian Consul General
Canadian Consulate
1251 Avenue of the Americas
New York, N.Y. 10020

or

DONALD WILSON
Canadian Consulate
1251 Avenue of the Americas
New York, N.Y. 10020

Copies to:

CLARE ISMAN Deputy Minister of Finance Ministry of Finance Province of Saskatchewan 2350 Albert Street Regina, Saskatchewan Canada S4P 4A6	JOHN W. WHITE Cravath, Swaine & Moore Worldwide Plaza 825 Eighth Avenue New York, N.Y. 10019

2

This amendment to the Province of Saskatchewan's (the "Province") Annual Report on Form 18-K for the year ended March 31, 2012 is being filed to include as exhibits to such
Form 18-K/A:	(f) 2012-13 Mid-Year Report (g) 2012-13 Supplementary Estimates November

* This amendment to the annual report comprises:

(1)	Pages numbered 1 to 4 consecutively.

(2)	The following exhibits:

Exhibit	(f):	2012-13 Mid-Year Report
	(g):	2012-13 Supplementary Estimates November

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this amendment to its annual report to be signed on its behalf by the undersigned, thereunto duly authorized, at Regina, Saskatchewan, on the 22nd day of February, 2013.

PROVINCE OF SASKATCHEWAN
By		/s/	Rae Haverstock
	Name:		Rae Haverstock
	Title:		Assistant Deputy Minister Treasury and Debt Management Division Ministry of Finance

EXHIBIT INDEX

EXHIBIT	(f): (g):	2012-13 - Mid-Year Report 2012-13 Supplementary Estimates November